Exhibit 99.4

June 24, 2019

The Board of Directors

Misawa Homes Co., Ltd.

Shinjuku NS Building, 2-4-1 Nishi-Shinjuku

Tokyo, Japan

Members of the Board of Directors:

Reference is made to our financial analysis report dated May 8, 2019 to the Board of Directors of Misawa Homes Co., Ltd. (the “Financial Analysis Report”).

We hereby consent to (1) the inclusion of the Financial Analysis Report as Appendix B to the Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed share exchange among Misawa Homes Co., Ltd., Toyota Housing Corporation and Toyota Motor Corporation, and (2) the references to our firm and the Financial Analysis Report in such Prospectus under the captions “Questions and Answers About The Share Exchange”, “The Share Exchange—Background to the Share Exchange”, “—Determination of Misawa Homes’ Board of Directors” and “—Advice and Reports from Misawa Homes’ Advisors—Misawa Homes’ Financial Advisor—Financial Analysis Report of Misawa Homes’ Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMBC Nikko Securities Inc.

1-5-1, Marunouchi,

Chiyoda-ku, Tokyo

Japan

/s/ TARO ISHIDA
Taro Ishida Managing Director Head of Mergers and Acquisitions Advisory II